Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
                           Registration Statement No. 333-16255


              SUPPLEMENT DATED JUNE 1, 1999 TO
              PROSPECTUS DATED JANUARY 1, 1997

           [LOGO]   PG&E CORPORATION  (trademark)
                    -----------------------------

                 DIVIDEND REINVESTMENT PLAN

        This document supplements and must be used in conjunction with the prospectus dated January 1, 1997.

    YOU SHOULD KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE.

     EFFECTIVE JUNE 1, 1999, the PG&E Corporation Dividend
Reinvestment Plan (the "Plan") will be modified as follows:

CHANGE IN TRANSFER AGENT
------------------------

     ChaseMellon Shareholder Services, L.L.C.
("ChaseMellon") will become the transfer agent for PG&E
Corporation and for Pacific Gas and Electric Company. You can reach the new transfer agent by calling 1-800-719-9056 or writing ChaseMellon Shareholder Services, P.O. Box 3338,
South Hackensack, NJ  07606-1938.

     Accordingly, all references to and information regarding David M. Kelly, as Transfer Agent, and the
Shareholder Services Department are deleted, and replaced with information regarding ChaseMellon as transfer agent.

ADVANTAGES (QUESTION 2)
-----------------------

     Dividends payable on shares of Common Stock held under the Plan (the "Plan Shares") can be reinvested in additional shares of Common Stock for the Participants.

     All other provisions in Question 2 remain unchanged.

ADMINISTRATION (QUESTION 3)
---------------------------

     The Chase Manhattan Bank will administer the Dividend Reinvestment Plan on behalf of PG&E Corporation and as agent for the Participants. The Chase Manhattan Bank has designated its affiliate, ChaseMellon Shareholder Services, L.L.C., the transfer agent for PG&E Corporation and for Pacific Gas and Electric Company, to perform certain administrative services for the Plan. ChaseMellon will keep a continuing record of Participants' accounts, provide Participants with regular statements and perform other duties relating to the Plan. In conjunction with The Chase Manhattan Bank becoming the Plan administrator, Common Stock purchased under the Plan will be registered in the name of the Plan administrator's nominee. THERE IS NOTHING YOU NEED TO DO; YOUR PARTICIPATION IN THE PLAN WILL CONTINUE AUTOMATICALLY.

     Notices, inquiries and requests concerning the Plan, formerly directed to the Shareholder Services Department, should be directed to:

                      PG&E Corporation
            c/o ChaseMellon Shareholder Services
                        P.O. Box 3338
              South Hackensack, NJ  07606-1938

     ChaseMellon will maintain a toll-free number:  1-800-
719-9056.


[PAGE]

     Further, all Prospectus references to and information regarding Pacific Gas and Electric Company, as Plan administrator or agent for the Participants, and the Shareholder Services Department are deleted, and replaced with information regarding The Chase Manhattan Bank and ChaseMellon, as described above.

ENROLLMENT (QUESTIONS 5 AND 7)
------------------------------

     The dividend reinvestment status of accounts for Participants who elected prior to June 1, 1999, to participate in the Plan will not change after that date unless they contact ChaseMellon and make a new election. NO
ACTION IS REQUIRED OF CURRENT PARTICIPANTS TO CONTINUE THEIR
PARTICIPATION IN THE PLAN.

     An eligible shareholder who is not currently participating may enroll in the Plan by signing an Authorization Form and returning it to ChaseMellon Shareholder Services, P.O. Box 3339, South Hackensack, NJ 07606-1939, or by telephoning ChaseMellon at the toll-free number specified above. Eligible shareholders also may enroll by providing written instructions in a letter signed and dated by the registered holder(s) stating that they wish to enroll in the Plan under one of the enrollment options listed below. The letter should be sent to ChaseMellon Shareholder Services, P.O. Box 3339, South Hackensack, NJ 07606-1939. Authorization Forms may be obtained at any time from ChaseMellon Shareholder Services by telephoning the toll-free number specified above or by sending a written request to P.O. Box 3338, South Hackensack, NJ 07606-1938.

     The Authorization Form provides for the purchase of Common Stock through the following enrollment options offered under the Plan:

     FULL DIVIDEND REINVESTMENT ON ALL SHARES OF COMMON
     STOCK - Under this enrollment option, you may elect to reinvest the cash dividends from all shares of Common
     Stock held by you, including Plan Shares, in the same account on the transfer agent's books. All cash dividends from the shares will be reinvested even if the number of shares increases or decreases.

     PARTIAL DIVIDEND REINVESTMENT ON SHARES OF COMMON STOCK
     - Under this new enrollment option, you may elect to reinvest the cash dividends from a specified percentage of the shares of Common Stock held by you, including Plan Shares, in the same account on the transfer agent's books. The same percentage of cash dividends also will be reinvested from shares of Common Stock, including Plan Shares, you later acquire in the same account. If a percentage is not specified, 100 percent of the cash dividends from all shares of Common Stock held by you, including Plan Shares, in the same account will be reinvested.

     FULL DIVIDEND REINVESTMENT ON ALL SHARES OF PACIFIC GAS AND ELECTRIC COMPANY PREFERRED STOCK - Under this enrollment option, you may elect to reinvest cash dividends from all shares of all series of Pacific Gas and Electric Company Preferred Stock in the same account on the transfer agent's books at the time of enrollment. If you do not hold any shares of Common Stock at the time of enrollment, dividends payable on all shares of Common Stock, including Plan Shares, you later acquire will be automatically reinvested unless you contact ChaseMellon. If you later acquire additional shares of Pacific Gas and Electric Company Preferred Stock of the same series in the same account, the cash dividends from those shares also will be reinvested. However, if you later acquire shares of other series of Pacific Gas and Electric Company Preferred Stock and want all cash dividends from those shares reinvested you will need to contact ChaseMellon to make that new election.

     FULL DIVIDEND REINVESTMENT ON ALL SHARES OF PG&E CORPORATION PREFERRED STOCK (1) - Under this enrollment option, you may elect to reinvest cash dividends from all shares of PG&E Corporation preferred stock in the same account on the transfer agent's books. If you do not hold any shares of Common Stock at the time of enrollment, dividends payable on all shares of Common Stock, including Plan Shares, you later acquire will be automatically reinvested unless you contact ChaseMellon.

-------------------------
(1) As of the date of this supplement, PG&E Corporation does not have any shares of preferred stock issued and outstanding. If and when PG&E Corporation issues shares of its preferred stock, this enrollment option will be added to the Authorization Form.

[PAGE]

PURCHASES AND PRICE OF SHARES (QUESTIONS 11 AND 12)
---------------------------------------------------

     The price paid for shares of Common Stock purchased under the Plan will be the average of the daily high and low trading prices of PG&E Corporation common stock reported on the New York Stock Exchange for the period of five New York Stock Exchange trading days ending on the eighth day of the month or, if such day is not a business day, on the business day next preceding the eighth (the "Pricing Date").

     Shares of Common Stock purchased for Participants will come from Common Stock reserved for issuance under the Plan or will be purchased on the open market.

     Each Participant's account will be credited with that number of shares of Common Stock, including fractions computed to four decimal places, equal to the dollar amounts to be invested divided by the applicable purchase price. (See above.) The number of shares to be purchased with cash dividends cannot be determined until the day after the Pricing Date. A Participant's account will be credited with dividends on fractional shares. Cash dividends from shares credited to a Participant's account under the Plan can be reinvested to purchase additional shares of Common Stock.

INVESTMENT INFORMATION FURNISHED TO PARTICIPANTS (QUESTION 13)
--------------------------------------------------------------

     The quarterly statements mailed by ChaseMellon in 1999 will show the history of transactions beginning June 1, 1999. IN ORDER TO ESTABLISH THE COST BASIS OF SHARES
PURCHASED UNDER THE PLAN FOR INCOME TAX AND OTHER PURPOSES,
PARTICIPANTS SHOULD RETAIN THE STATEMENTS PREVIOUSLY
PROVIDED BY THE SHAREHOLDER SERVICES DEPARTMENT, WHICH SHOW
THE HISTORY OF TRANSACTIONS IN THE PLAN PRIOR TO JUNE 1,
1999.

     All other provisions in Question 13 remain unchanged, except for references to the new transfer agent, Plan administrator and agent for the Participants.

CUSTODY OF SHARES (QUESTIONS 14 AND 15)
---------------------------------------

     NOTE: After a Participant requests a certificate for some of the Participant's Plan Shares (the "Certificated Plan Shares"), the Plan administrator may automatically reinvest dividends from some portion of those Certificated Plan Shares, depending on which enrollment option the Participant elected. If the Participant elected to reinvest dividends from only a specified percentage of Common Stock, including Plan Shares, then the Plan administrator will reinvest dividends from the same percentage of Certificated Plan Shares. If the Participant elected to reinvest dividends from Pacific Gas and Electric Company Preferred Stock and/or PG&E Corporation preferred shares and/or all shares of Common Stock, including Plan Shares, then the Plan administrator will automatically reinvest dividends from all of the Certificated Plan Shares. If the Participant elected not to reinvest dividends from any shares of Common Stock, including Plan Shares, then the Plan administrator will not reinvest dividends from any of the Certificated Plan Shares.

     As an added safeguard, Participants may elect to have ChaseMellon hold any PG&E Corporation common stock certificates.

     All other provisions in Question 14 remain unchanged, except for references to the new transfer agent, Plan administrator, and agent for the Participants.


     In conjunction with The Chase Manhattan Bank becoming the Plan administrator, shares of Common Stock purchased under the Plan will be registered in the name of the Plan administrator's nominee.

     Plan accounts are maintained in the names in which the Participants' stock was registered at the time the stock was enrolled in the Plan. Certificates for whole Plan Shares will be registered in the same manner when they are issued. Participants may transfer their Plan Shares into names other than their own by submitting to ChaseMellon a stock power or assignment form signed by all registered holders, with all signatures Medallion guaranteed by a bank, securities dealer or other financial institution. Signature acknowledgments by a Notary Public and non-Medallion signature guarantees are NOT acceptable. Stock power forms may be obtained from ChaseMellon by telephoning the toll-free number specified above.

     Shares credited to a Participant's Plan account may not be pledged as collateral or sold unless the shares are first withdrawn from the Plan.

     Dividends from one shareholder's account cannot be credited to the Plan account of another shareholder.

[PAGE]

TERMINATION OF PLAN PARTICIPATION (QUESTION 16)
-----------------------------------------------

     Cash payment for any fraction of a share will be made on the basis of the closing price of PG&E Corporation common stock reported on the New York Stock Exchange on the day before ChaseMellon receives the Participant's termination request. If the New York Stock Exchange is closed on the day before ChaseMellon receives the notice, then the closing price for the next preceding trading day will be used for determining the amount of any such cash payment.

     All other provisions in Question 16 remain unchanged, except for references to the new transfer agent, Plan administrator and agent for the Participants.

COSTS (QUESTION 19)
-------------------

     Participants are able to reinvest dividends under the Plan without paying brokerage commissions or the administrative costs of the Plan. Participants who hold fewer than 100 shares of Common Stock in their Plan account upon termination of their participation in the Plan may sell the shares back to PG&E Corporation without paying any brokerage commissions or other charges. (See Question 16.) However, Participants may be required to pay nominal transaction fees for other services, such as obtaining copies of historical account statements.

OTHER INFORMATION (QUESTION 25)
-------------------------------

     In acting under the terms and conditions of the Plan as set forth in the Prospectus dated January 1, 1997, and in this supplement dated June 1, 1999, PG&E Corporation, Pacific Gas and Electric Company, The Chase Manhattan Bank and ChaseMellon shall not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon the Participant's death prior to receipt by ChaseMellon of written notice of such Participant's death. In addition, PG&E Corporation, Pacific Gas and Electric Company, The Chase Manhattan Bank and ChaseMellon shall not be liable with respect to the prices at which shares are purchased for a Participant's Plan account or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchases of shares by PG&E Corporation.










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